Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Strategic Diagnostics Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-68484, 333-118297, 333-68107, 333-21211, and 333-20421) on Form S-8 of Strategic Diagnostics Inc. of our report dated March 31, 2011, with respect to the consolidated balance sheets of Strategic Diagnostics Inc. and subsidiaries as of December 31, 2010 and 2009, and the related consolidated statements of operations, stockholders’ equity and comprehensive loss and cash flows for each of the years in the three-year period ended December 31, 2010, which report appears in the December 31, 2010 annual report on Form 10-K of Strategic Diagnostics Inc.

Philadelphia, Pennsylvania
March 31, 2011